Exhibit 10.5

(Engish Translation)

Contract No: SR08112702

Equipment Supply & Installation Contract

For Visual Intercom System of Shenzhen St. Moritz C Zone

Party A (also called party issuing contract): Shenzhen City Hwaloilee Industrial Co. Ltd
Address: 4/F, Huilong Huayuan Club, Kaifeng Road, Shangmeilin, Futian District, Shenzhen City
Legal Representative:             Wenhui He
Post Code: 518049             Tel: 0755-83528229             Fax: 0755-83528775

Party B (also called contractor): Shenzhen Skyrise Technology Co., Ltd
Address: 4/F, Building 3, Maqueling, Central Zone of Nanshan High-tech Industrial Zone, Shenzhen City
Legal Representative:             Mingchun Zhou
Post Code: 518057             Tel: 0755-26012498             Fax: 0755-26012468

Party A authorizes Party B to be in charge of the supply, installation and modification of the visual Intercom system of St. Moritz C Zone. To make the responsibility and obligation of the two parties clear, hereby according to Contract Law of People’s Republic of China, related regulations of Shenzhen Construction Administrative Dept. and concrete condition of this project, a contract is signed for both parties to perform. The contract is sighed after consultation of two parties based on willingness and equality.

1.	Project Items

	1.1	Project name: Equipment Supply and Installation Project of Visual Intercom System for St. Moritz C Zone of Shenzhen Longhua 2nd Line Extension Zone

	1.2	Construction field: C Zone, St. Moritz Garden, West side of Yulong Road, Extension Zone, 2nd Line, Longhua Town, Shenzhen City

	1.3	Construction scope and task

1.3.1

The construction scope under this contract is the supply and installation task of visual Intercom system for Party A’s St. Moritz C Zone, whose specific scope includes all the equipment, facilities, material and matched software & hardware needed by the system. The concrete content for implementation should be based on the bidding document (refer to details in the attachment--quote document that approved by Party A) and technical proposal of Party B that approved by Party A, which include the interior terminal equipment, outdoor terminal equipment and the central management system that has already been specified in quote list and all software and hardware hidden in the project.

1.3.2

Party B is responsible for the deeper design, working drawing, technical proposal and implementation planning of the above project according to the operational scheme and technical disclosure approved by Party A, related standards and criterion of the country and the business line, and related regulation and requirement of the department in charge for this project.

1.3.3

Based on designing drawing of Party A and related approval proposal, and complying with related requirement of the confirmed technical proposal (refer to details in the attachment--technical proposal for the construction), Party B should finish the designing for the above project, apply and organize for the acceptance of the project from the department in charge of the government, apply for the permit certificate and all the document and go through all the legal procedures needed by the government before the payment to ensure regular, stable and safe operation of all the construction work (include but not limited to equipment supply, installation and disassembly of the equipment, installation of the management software, debugging of the whole system, opening of equipment and all the work that ensure the quality and function of the equipment etc.) and finally to meet all the need required by Party A, pass the acceptance, perform the payment and apply for use.

1.3.4

Party B should offer free after-sale services such as installation, debugging, training for operation guidance, periodical maintenance, and failure recovery of the management applying software according to agreement in the contract (including content of the attachment).

1.4	Payment under the contract

1.4.1

The total payment in this contract is 3,289,774.24 RMB (that is three million, two hundred and eighty nine thousand, and seven hundred and seventy four, point two four RMB). Refer to details of payment items and terms in the quote list of the quote file. Unless Party A has specified change of design and modification of the function of use, no payment should be added in this contract. If Party B makes modification to the design and configuration of the equipment because of technical reasons, no payment should be added, but Party A has the right to adjust the total amount if the cost is reduced. And the modification of Party B should be approved by the engineering department of party A in a written way.

1.4.2

The lump price includes expenses for labor, material, machinery, equipment purchase, quality control, safety guarantee, time limit for the project, water proof and lighting protection system and grounding system of the equipment, installation and debugging of equipment, acceptance, after-sales service and all the other expenses that are needed for the fulfilling of obligations of this contract (include but not limit to direct expenses, indirect expenses, expense for construction technology, safety, overtime working, evening working, working on raining seasons, effluent cost, contract service cost (not higher than 1.5% of the total contract price), expense for new technology developing, insurance, enterprise management, profit and tax etc.) The price has taken the condition of the construction site, price fluctuation during the contract period, change of supply-demand relation, currency devaluation, change of exchange rate, policies and laws & regulations, risks showed or indicated in this contract, responsibility and functional expenses etc. into consideration. Therefore, price under this contract will not be modified unless Party A asks to change the function of use or technical proposal or there are other agreements by two parties.

1.5

Quality grade of the project: qualification should be assessed according to requirement of the contract and the existing construction criterion and quality acceptance standard. Should the quality of the project fail to meet the requirement, Party B should pay a penalty of 20% of the total price to Party A and afford for all the expense for reconstruction till the quality is up to the standard.

1.6	Project time limit under this contract

	1.6.1	Starting date of the project: The day when this contract comes into effect and Party A’ s payment is performed.

1.6.2

Completion date of the project: The concrete starting date would be based on Party A’s notice (Party A is required to inform Party B 2 months in advance). The completion date would be based on installation plan approved and issued by Party A, requiring Party B to accomplish all the installation and debugging that is up to the standard for acceptance (including legal festivals and holidays).

1.6.3

Should there be any delay of the time limit, it should not be Party A’s responsibility. Party B promises to pay penalty to Party A according to the calculating standard of “contract price 5% delaying days” and pay for economic loss of Party A and the third party caused by the delay.

	1.6.4	Should the delay is not caused by Party B, it should be handled according to the clause for change.

1.7	Supply of material and equipment for the project and technical requirement

1.7.1

For material and equipment needed by the project (collectively called product) Party B should purchase and take care of them according to the attachment Technical Proposal of Visual Intercom System for St. Moritz C Zone and product brand, manufacturers and producing place, model, technical specifics, quantities, quality grade that are listed in the bidding file of Party B. All the products should meet the agreement and requirement under this contract (including but not limit to designing drawing, technical disclosure, operating requirement, product drawing) and can only be put into use after the approval of Party A. Party B should also be ready for supervision and check from Party A or the entrusting party from time to time.

1.7.2

Material and equipment supplied by Party B should be in line with the specification, standard or ISO quality system and 3C quality control of the country and the industry. The products should be brand new and quality goods without any defect, failure and hidden trouble and should also be in line with laws and regulation of Law on Product Quality of People’s Republic of China. Or else, all the disputes and responsibility caused by this should be assumed by Party B. Party B should pay penalty for economic loss of Party A and the third party as well.

1.7.3

All the above products should be packed with original binding and soft material, with attachment of specification, model, quantity, technical specifics, all the written materials for the equipment (including but not limit to product specification and model, performance parameter, work certificate, quality grade, certificate of origin, customs declaration, quality qualification report from the quality control dept. etc. ) and all the other related technical materials needed by Party A.

1.7.4

Within 24 hours after Party B unloads the goods on the appointed place in a sorted and orderly manner, Party B should offer the whole set of written material and the consignment invoice (it should have signature of the operator and people in charge and the seal of Party B, and blank space for Party A’s signature for accepting the goods) that has specified unit price, quantity, arrival time and place to unload etc. for the products (accessories included). Party A should organize for the acceptance within 24 hours after receiving written materials and the consignment invoice and verifying that all the content is in line with the contract. If the acceptance exceeds the time limit, it can be regarded as passing the acceptance. The field acceptance should be carried out with both parties participating. After the acceptance, Party A should accept in a written way. The acceptance record will be regarded as the foundation for contract settlement.

1.7.5

If the material and equipment supplied by Party B fails to pass the acceptance, but Party B enforced to use them or use them unauthorized, Party A will not make the contract settlement and has the right to end the contract. For all the bad results and the economic loss caused by this, Party B should be responsible.

1.7.6

Party B should strictly comply with the agreement in the contract in purchasing and supplying the goods. Should there be any defect of the products, or any destroy during the delivery, or any condition that goes against the contract, Party A has the right to refuse to accept the goods. Party B should take the goods back and change for good ones. All the expenses and related responsibility of breaking the contract will be borne by party B and the time limit for the project will not be delayed.

1.7.7

Party B should be supportive of the acceptance, assisting Party A in checking brands, manufacturer, manufacturing place, models, performance parameter and quantity of every product. Should Party A has any question about the quality, Party B should do the random sampling and send to the quality control dept. for inspection and appraisal. If the product is not qualified, apart from the violation responsibility, Party B should pay for all the expenses during the process of inspection. If the product is qualified, Party A should pay for the expenses.

1.7.8

During the process of carrying out the contract, if Party B go against the contract and ask for raise of unit price of products listed in the quote and pay for installation and debugging, apart from keep carrying out the contract unconditionally, Party B should pay 25% of the contract price for items that have increased price. Or else, Party A has the right to freeze or cancel the unpaid payment and reserve the right to end the contract and ask for compensation from party B.

1.7.9

During the process of supplying, if Party B replaces the good quality products with bad ones, uses adulterated products or low-quality products, Party A has the right to reject and Party B should take back the goods, change for good ones, pay for all the economic loss caused by this (compensation for third parties included) and the time limit for supplying should not be delayed. Meanwhile, Party B has to pay for a penalty of 25% of the contract price.

1.7.10

If part of the products is not up to the standards of Party A and getting rejected, Party B should arrange for storing and exchange. Party B should bear all the expenses caused by that and be responsible for any unfavorable results for improper storing.

1.7.11

Party B should respond to Party A within 3 days after it receives the written protest for the acceptance. If Party B fails to deal with it on time, it will be regarded that Party B permits it and Party B would pay for all the economic loss and bear the compensation responsibility.

1.8

Certification and operation instruction of the material and equipment: Party B should offer Party A the related certificates, operation instruction or installation manual, maintenance guidance and other materials that Party A needs and make sure that all the materials are comprehensive, reliable, legal, adaptable and timely. Or else, all the results should be borne by Party B. Should it causes economic loss to Party A, Party B should be responsible.

2.	Work of Party A

	2.1	Party A is responsible of procedures for applying the project, claim for the construction permit and pay for expenses required by construction administration dept.

2.2

Representative Wang Tao from Party A is appointed to offer related five sets of drawing (including 2.3 sets of drawing needed for the completion of project) for the week current intelligentized project 3 days before the starting date of the project, and Party B should take good care of the drawings, (if for some special conditions, Party B asks for extra drawings, it should pay for all expenses). Party A should confirm and approve implementation proposal or operation instruction that is drawn up by Party B.

	2.3	Three days before the starting of the project, Party A should organize for the approval of drawings and arrange for designers to do the design disclosure and technical disclosure with Party B.

2.4

Three days before the starting of the project, Party A should cooperate with related dept., offer interchange station of water and electricity pipes to Party B and make clear the matters that need attention. Party A should clear the barrier in the construction field and protect those facilities and objects that can not be cleared.

2.5

Entrust the supervisory authority to organize and make record of the meeting for the approval of drawing that Party A, B, designing company, supervisory unit and other contractors should attend. The record should be given to Party B on time. Party A is also responsible for coordinating work between the general contractor and the supervisory party and other relationships between the construction units in the sites that may have cross-operation with Party B so that Party B can have the construction goes smoothly.

2.6

Party A should supervise and check the project quality and speed, deal with drawing problems, approval of change of design, settlement of the progress payment and in charge of the final account for the completed project.

2.7

If Party B fails to construct according to the contract, Party A can command Party B to stop the construction. And Party B can only resume working after rectifying and improvement that accepted by Party A. All the loss caused by this will be borne by Party B.

2.8	Party A should offer he general construction progress of the general contract unit to Party B 15 days before the starting date of the project.

2.9	Party A promises to perform the payment of the contract price and other due expense to Party B as agreed in the contract.

3.    Work of Party B

For all the work done by Party B, except for the items that are labeled to be calculated otherwise, related expenses would be regarded as consisted in the contract price. Compensation required by Party B will not be considered. For the following clauses, if Party B fails to carry out the obligations or does it badly, it will be considered breaking the contract and the penalty sum would be 500-20000 RMB/item every time.

3.1	Basic responsibility

3.1.1

Party B should follow all the reasonable command from Party A to complete the project as regulated in the contract. Party B should have a full understanding of the contract and carry it out and participate in the designing, approval of working scheme and technical disclosure organized by Party A. The working scheme and schedule of construction should be drafted, sent to Party A, and carried out only after the approval of Party A.

3.1.2

From the day that the project starts to the day that the project is transferred to Party A, Party B should be responsible for the whole project, including temporary works, machinery, materials and other objects that are sent to or placed in the construction field or that are related or useful for the project and should perform the management obligations for all the items.

3.1.3

Apart from the above clauses, Party B should also be responsible for the unfinished work that should be carried out during the warranty until the work is done. Besides, Party B should be responsible for any damages caused during the period when it carries out the warranty responsibility.

3.1.4

Should Party B find any difference of the contracts between two parties or within the same contract, it should inform Party A in a written way, explain the difference and Party A should give out instructions.

3.2	Quality responsibility: (refer to details in the quality agreement clauses of the contract)

3.3	Carrying out of Party A’s command: Party A can carry out the following rights in whole or give out part authorizations.

3.3.1

Carry out the command related to the project from Party A which is authorized by this contract. Should Party B fails to carry out the command of Party A within the reasonable time, and fails to carry out 3 days after receiving Party A’s written notice for urging it, Party A has the right to employ other people to carry out the command and demand the payment from Party B or deduct the expense from the contract price that Party A has to pay for Party B.

3.3.2

If Party B thinks the command from Party A is not authorized by the contract, it can ask for explanation from Party A before carrying it out and Party A should give a prompt reply. If there is still dispute on that, a lawsuit can be initiated according to clauses in Article 16. If Party B has no objection or has no requirement of initiating a lawsuit and carries out the command, the command would be regarded as valid.

3.3.3

All the command from Party A should be made in written way. If there is necessity, the general representative or other authorized people could give out oral command and Party B has to carry it out and submit the written apply within 3 days.

	3.3.4	If the behavior of Party B is not in line with the contract or the command of Party A, Party A or the general engineer has the right to stop the whole project or part of the project.

	3.3.5	Party B has to comply with and carry out the command within the range of the contract. As long as the command related to Party B, Party B has to cooperate fully.

3.3.6

This construction is one part of the whole project, which should be coordinated with other projects in all aspects. Party By should be aware of this item, and ensure to coordinate with related parts comprehensively in accordance with Party A’s order.

3.4	Statutory Duty:

3.4.1	Party B cannot transfer the whole or partial contract (this project) to others without the permission of Party A.

3.4.2

Related rights and duties of Party B during the enforcement of this contract, and Party B should complete the construction of this project according to the requirement of quality and time limit in the contract.

3.4.3

Comply with relevant law and regulation, accept the order of Party A and supervisor, and carry out the construction as per construction drawings, design change notice, summary of the drawing joint trial, and the specification of construction and acceptance.

3.4.4	Comply with other duties belonging to Party B which are regulated by law, regulation, and standard that are not listed in this contract.

3.5

Party B should hand in detailed construction and organization arrangement, schedule, construction methods, procedures and the estimated period for every stage in duplicate for the approval of Party A and supervisor within 15 days after the reception of written standing order of contracting construction from Party A. Hand in related construction data and files such as schedule plan, related statistical returns, construction accident report, etc. as per the requirement of Party A.

3.6

Party B should verify all of the measurements and grades. Party B must bear the loss originated from the uncertainty or non-verification of the measurements and grades. Before starting a job or ordering any raw material, Party B must verify all measurements of the drawings and construction fields, and check whether the drawing are in accordance with the construction specifications and orders regulated by Party A. If any discrepancy is detected, Party B should inform Party A instantly, and wait for the order. Party A will not be responsible for any loss of raw material, job and delay due to the insufficient verification of Party B. Party B should bear all responsibilities originated from quality problems of the above issues, which are all imputed to Party B for negligence of verification and report duty of the above issues.

3.7

Materials and construction quality of Party B should not only apply to the requirement of this contract but also apply to the county’s minimum standards of related construction and acceptance. Relevant expenses have been included in the contract price.

3.8

Access construction water and electricity from the interchange station specified by general contract unit. Measures should be adopted to avoid of damage to underground utilities around redlines, surrounding buildings and public facilities which all should be at the account of Party B.

3.9

If the drawings and data provided by Party A are incomplete, Party B should hand in the schedule for supplementary drawings and data to Party A within 15 days after the contract is signed. In the schedule, Party B should specify the types and deadline for supplementary drawings and data which Party A should provide. During execution of the construction, Party B should inform Party A timely with written notice. If Party B fails to express the above requirements which leads into the delay of construction, all the loss related to the delay should be at the account of Party B.

3.10

If Party B refuses or cannot complete the work on request which should be completed or coordinated by Party B as per the contract, Party A can arrange the third party to complete the work, whose expense should be deducted from the progress payment of Party B. And Party B should be responsible for any influence of project time limit.

3.11

Party B has to act in accordance with the arrangement of Party A and supervisor, adopt effective measures, and assign managerial staff to carry out management of safe and civilized construction. People who are without permission should not be allowed to enter construction field, otherwise penalty of more than RMB 500 every time will be fined.

3.12	Party B bears all the responsibility of the safety precautions such as lighting, guards, stop raising livestock, antitheft, securities, personal injury.

3.13

When carrying out the interfaces between this construction and other constructions, all the work, including combination of the interfaces and restoration should be completed by Party B if the work is not specified that other contractors are responsible for the interfaces. The work which is not specified that other contractors are responsible or excluded in the contract is part of the construction. The work has to satisfy all the technically required standards of this construction.

3.14

For the material provided by Party B, Party B must entrust relevant supply company of material and equipment to handle all the certificate of origin and customs declaration for the imported material. And all the expenses are at the account of Party B.

3.15

Party B has to adopt measures to control the construction field's pollution and danger to environment, protect the normal life, work and personal safety of the residents and obey all the regulations and requirements ordered by Shenzhen City Government and relevant departments. Party B should bear all the loss and fines caused by the breach of the relevant regulation out of self reason.

3.16

During the execution of construction, Party B should clear all the garbage, additional equipment and material in time as per the instruction of Party A on clearing garbage or arranging fields. If Party A considers that Party B does not clear the garbage timely or thoroughly, Party A can directly entrust other departments to carry out the clearance. And the expenses are at the account of Party B.

3.17

After completion Party B bears the responsibility to protect the end items until Party A accept them. Party B should be responsible to restore the end items at Party B’s own expense if any damage occurred in the protection period; if the damage is caused by the third party, Party A should coordinate all the relevant part, requiring the responsible party to restore the end items. If Party A uses the end items before the completion and acceptance, the restoration expenses are at the account of Party A when damages occurred.

3.18

Before handing over this construction to property, Party B should carry out an overall clearance, including clearing all the sections of this construction, particularly all the items should be cleaned and sorted out, removing all the irrelevant signs, marks, prints, and other oil stain or dirt. Clear and sort out all the painting and finishing construction, realizing a neat filed after the construction.

3.19

Under the involvement and arrangement of Party A, Party B has to sign a coordination agreement of general subcontracting construction operation with general contract unit which specifies the contents of the general subcontracting coordination work and carries out the comprehensive communication and cooperation with general contract unit on the issues of usages of water, electricity of construction and other temporary structures. During execution of construction, Party B has to obey the direct coordination of Party A and the comprehensive coordination of general contract unit, and actively coordinate with the general contract unit and other subcontracting construction organizations to ensure the cross-operation of construction field and schedule arrangement. All Party Bs should be also responsible for the protection of one’s own end items. If the execution of construction schedule and quality are affected due to the responsible cause such as non-intensive coordination, Party B should bear all the responsibility, which can be considered as breach of the contract.

3.20

Party B has to be responsible for the arrangement and filing of his own construction. Before the final acceptance of construction, Party B must sort out a complete and perfect final acceptance data in triplicate to Party A as per the acceptance requirement of relevant industrial department. And Party B should actively coordinate with Party A to examine the filing standards and sort out filing data. Otherwise, Party A will not settle up the construction debt.

3.21

If Party B does not conduct the written procedures of payment request (Party B should ask Party A for the format) at term, then Party B is regarded as voluntary surrender of payment request. Payment period regulated in the contract ceases to be in force automatically.

4.	Construction Field Management

4.1

On the temporary facilities of construction field: the temporary facilities of construction field are arranged as the changes of the development progress of this area. Party B has to relocate unconditionally in 15 days upon receiving the notice of Party A. related expenses are at the account of Party B, which is considered in the unit price of lump sums for bill of quantities.

4.2

For the construction management, Party B should strictly comply with the safety and civilized construction standards, regulation of country, local governments as well as the construction field management regulation made by Party A.

	4.3	Before execution under hazardous environment, Party B should make perfect protective measures to ensure safety which can be carried out upon receiving the approval of Party A or supervisor.

	4.4	Party B is responsible to handle the issues of water and electricity suspension during the execution of construction. The time limit for the construction should not prolong because of the suspension.

4.5

During construction, Party B should sort out and arrange all the machines, tools materials and construction waste in time to ensure the cleanliness and tidiness of the construction field. Party B is responsible to clear the waste, spent material, excess stock in time. If Party B fails to satisfy the above requirements, Party B should pay penalties of RMB 500 every time to Party A. construction waste, spent material, excess stock, etc. have to be cleared and transported to the location specified by Party A. if the clearance is carried out by other department arranged by Party A, then the expanses will be shared by all related parts.

4.6

Party B should improve the measures of civilized construction. All the conflicts and disputes resulted from the inaction or nonfeasance of Party B, the related expenses and duties are at the account of Party B.

4.7

During the process of construction and within one year of construction hand-over, if issues of quality, safety accidents and other reasons of the construction resulted from Party B, are exposed by the media such as, newspaper, television, etc. or circulated a notice of criticism or administrative penalty by relevant responsible departments of the government, which will cause a loss to this construction and Party A’s social reputation, then Party B should pay penalties of RMB 8000 every time to Party A which will be deducted from progress payment or guarantee payment.

4.8	Except that the accident is caused directly by Party A, Party B should be responsible for all the safety accidents which are caused by Party B during the construction.

4.9

Fees of water and electricity management at construction field are at the account of Party B. Payment agreement of water and electricity usage and fees should be signed between Party B and general contractor. General contractor should provide coordinated service and management as per requirements of the agreement. If the fees of water and electricity supply are paid by Party A instead of Party B, then the payment will be deducted from the current progress payment.

4.10	Without the permission of Party A, the staff which does not belong to Party B is not allowed to enter the construction filed, and meanwhile Party B should also reject such entrance request.

4.11

Party B should plan for the entire construction to manage and organize the construction field, strength the education of workers, and strictly prohibit scuffle and group fighting between workers and groups under any circumstances. If fighting occurs in Party B during the execution of construction (including living quarters), Party B has to pay penalties of 1000-10000 every time which will be deducted from the construction debt dispense with the approval of Party B.

4.12

Party B should not only perform the construction field management duties regulated in this contract, but also coordinate with the general contractors and subcontractors on the usage and settings of general construction layout, field road, construction field, water and electricity supply, and various facilities. Otherwise, Party A will consider Party B as breach of the contraction.

5.	Supply of Material and Equipment

5.1

Party B should order the material and equipment as per the requirements of design and standards, provide product certification, and inform Party A representatives to check and accept the material and equipment upon the arrival of goods. For the products which are not in conformity with the design and standards or yet accepted by Party A, Party B cannot use such product in the construction. Party B has to reorder qualified products as per the design and standards, and bear all the related expenses. If Party A does not accept the products in time, and the products are found to be unqualified according to the design and standards, then Party B should carry out dismantlement, restoration and reorder, and the expenses are at the account of Party B. the time limit for the construction cannot be prolonged accordingly.

5.2

If the test turns out be unqualified for the material which has to be used after test, stop ordering in case the order has not started, and for those which have been ordered and transported to the field, move the material out of the field by the purchaser. The related expenses and test fees are at the account of the purchaser.

6.	Management of Construction Quality and Acceptance

6.1

Quality acceptance standard: this construction is accepted as per construction drawings, practice instructions, design alteration, construction and acceptance standards regulated by country and relevant industrial departments such as “Code for acceptance of construction quality of weak current engineering”.

	6.2	Construction quality has to satisfy the requirement of national or professional inspection and evaluation of construction quality.

Following conventions are regulated to ensure and improve construction quality. Party B has to fully comply with the conventions and perform accordingly. Otherwise, Party B is deemed as breach of the contract, which will incur penalties of RMB 1000-20000 every time or item depending on the severity of the problem.

6.2.1

Party B has to meet the requirements of design drawings, design alteration, norms, protocols, acceptance standards, related local regulations, and fine acceptance standards regulated by Party A as per this contract. If Party B fails to meet the requirements: Party B should adopt measures to rectify and improve within the time limit of the construction and bear all the expenses. If the improvement still cannot meet the requirements, then Party A is entitled to entrust the third party to complete the construction dispense with the approval of Party B. Party B is responsible for all the expenses and has to pay penalties equal to 10 % of the contract price to Party A.

6.2.2	Party B has to assign sufficient and qualified managerial staff, build up a complete quality and progress assurance system, and make adjustment as per Party A’s requirement.

6.2.3	Party B should execute the construction according to related standards, design requirements and the directions of Party A, accept the inspection of Party A at any time, provide convenience for inspection, and provide technical data related to construction quality to Party A in time and make rectification as per inspection result.

		6.2.4	Party B has to make rectification until the construction quality is eligible if construction quality issue occurs due to construction quality reasons.

6.2.5

If Party B does not execute the construction as per contract clauses, violates normal construction procedures, process, construct brutally, or the construction quality, safety, environmental protection cannot satisfy related requirement, or the material and equipment for construction does not meet regulations, Party A is entitled to charge Party B to cease construction. Party B must stop work to rectify and improve instantly and bear all the responsibility.

		6.2.6	Party B has to be responsible for construction quality, reliability, safety of all field operations, construction methods and the completed construction.

		6.2.7	If Party B estimates that defections will occur when Party B makes use of knowledge and experience to design construction, Party B should inform such circumstances to Party A instantly.

6.2.8

If the materials and equipment quality are not qualified or are not ordered as per specified brands during acceptance of the materials and equipment, the price of the materials and equipment should be calculated as per the price of Party A’s knowledge of the ordered materials and equipment, and Party B has to pay penalties equal to 20 % of the materials payment or Party A can require Party B to reorder. Party B is responsible for all related loss.

6.2.9

Party B should strictly manage the construction quality, ensuring to pass acceptance at the first time. Moreover, admission of partner and acceptance for C zone should not be affected. If Party A cannot make sure the qualified acceptance of the construction, Party B can ask Party A to pay all related loss.

7.	Suspension of Construction

7.1

When necessary, representative of Party A can require Party B to suspend construction and provide a handling suggestion within 48 hours after the claim is raised. Party B should suspend construction as per the requirement of Party A, and protect the completed construction appropriately. After Party B implements the handling suggestion of Party A, Party B can request to restart the construction, which should be answered by Party A’s representative within 48 hours. If Party A’s representative fails to give out a handling suggestion within the set time or does not reply within 48 hours after receiving the request of Party B, Party B can restart the construction automatically.

	7.2	Party B cannot shutdown construction and quit construction. Otherwise Party A will cancel the payment of construction debt, and all the loss will be at the account of Party B.

8.	Postponement of Project time Limit

	8.1	Delay of project time limit caused by following reasons and verified by Party A’s representative can postpone the project time limit:

		8.1.1	Act of god (excluding severe weather);

		8.1.2	Lightening, explosion, flood, earthquake and fire independent of Party B;

		8.1.3	Turmoil and riot;

		8.1.4	Notification of suspension of construction, shut down or stop of construction caused by Party A or local power department rather than Party B;

		8.1.5	No working face independent of Party B;

8.2

Within 7 days after the above situation occurs, Party B should hand in a written report to Party A on the contents of delay (date or) and the related expenditure. Party A’s representative should verify and respond to the report within 7 days after receiving the report. If Party A fails to do so, then the report will be considered as having been verified by Party A.

8.3

If postponement which is not caused by the above reasons occurs, Party B will be regarded as breach of contract. Party B should bear the responsibility of breach, and pay the penalty as per the clause for breach of contract.

9.	Inspection and Rework

9.1

Party B should seriously execute the construction as per standards, regulations and orders of Party A’s representative in the light of the contract. Accept the inspection and examination of Party A’s representative and delegate, provide convenience for inspection and rework or repair according to the requirement of Party A’s representative and delegate. Party B is responsible for expenses of rework and repair caused by self-reason. Party A is responsible for add-on of the contract price caused by the mis-correction of Party A or other reasons.

9.2

Quality issues are detected which are caused by Party B after the above inspection and examination, Party B should bear all the expenses of rework, and compensate for the loss of Party A, and the time limit of construction cannot be postponed.

10.	Design Alteration

10.1

Party A is entitled to alter the design drawings, and Party B should execute the construction according to the design alteration. The increased expenses caused by the alteration are at the account of Party A; If Party B refuses to accept the design alteration made by Party A, Party A can entrust other departments to carry out the construction. Entrusted department give a quote to Party A and supervisor for approval. Party B will demand penalty equal to 20% of the construction's design alteration expenses. Design alteration made by design unit has to be signed and verified by Party A before being carried out by Party B.

10.2

when Party A issues the design alteration, Party B has to complete the construction appropriately within the time limit specified by Party A as per design alteration orders. Party B cannot refuse to perform the construction on the pretext of expenses or difficulties of execution. Otherwise, Party B will be regarded as breach of the contract. Party A will claim for penalty of RMB 1000 every time to Party B.

10.3

Party B shall hold obligation to review the design drawings prior to construction, and notify Party A and design institute in time in case of any findings of errors or unreasonable description. Only upon signature by Party A could the amending documents provided by design institute (or Party A) come to force; and all expenses related shall be borne by Party A.

10.4	Party A might reward Party B subject to reality if Party A would take advantage of the proposals presented by Party B, or Party B would correct the drawing errors in time prior to construction.

10.5	Only under approval granted by Party A and design institute, Party B might correct or amend design drawings.

10.6	Cost resulted from design amendment due to Party B’s construction quality or in-proper construction schedule shall be borne completely by Party B, no construction term prolonging.

10.7	Party B shall bear all responsibility resulted from quality problems of designs if the drawings (or construction plan) were designed by Party B.

10.8

Unless approval granted by Party A, Party B shall not amend the designs anyhow by its own, only under a particular situation provided that Party A might confirm in written the amended designs in Party B’s choice. Any designing amendments proposed or executed by Party B would not make this Contract void.

10.9

“Design Amendments” mentioned in this Contract refer to the changes in design, quality and quantity pictured or described in the contract documents, including engineering amount changing, changes in types and standards of supplying materials, dismantlement and displacement of works and materials arrived on site (excluding the un-qualified works or materials).

10.10	Confirmation On Site (including design amendment and engineering amount addition) shall be prepared subject to the formation and pattern stipulated by Party A.

11.	Project Cost

11.1	Confirmation of contracting total price

	11.1.1	Lists of engineering amount and contracting unit price:

		(a)	Engineering amount in the Lists of engineering amount and contracting unit price are all temporarily determined, its amount shall be subjected to actual engineering amount at settlement time.

(b)

Contracting unit price in the engineering amount list confirmed by Party A shall not change due to increase or decrease of engineering amount under any condition. The confirmed contracting unit price is the final settling unit price for this project. If the cost of items stipulated in the contracting documents were not listed in Pricing List, such cost shall be regarded as been included in the unit price.

	11.1.2	Confirmation of contracting total pricing.

(a)

Contracting unit price: the contracting total pricing is described clearly as temporarily determined in the contract; the final settlement cost shall be subjected to actual qualified engineering amount, contracting unit price (for details see Appendix) and price-calculating standards clearly agreed by both parties in the contract.

		(b)	Design amendments, additional works confirmed by Party A and the other related expenses shall be directly added into final settlement cost according to relevant stipulations.

11.2

The contracting unit price and settlement price agreed by both parties would not be amended and adjusted even in case of increase or decrease of engineering amount or other factors (unless specially described in the contract), nor would it change along with the differences of labor salary, materials cost, exchange rate, working term and all costs which Party B must pay in order to finish this project.

11.3

The following items shall be paid attention to when calculating engineering cost: unless specially described in the contract, all works in attempt to realize the completed functional requirements according to construction drawings are regarded as belonging into the contracting scope of this project; the increase and/or decrease of works shall be subjected to the Notice officially issued by Party A.

11.4	Calculation of design amendments, decrease or increase of engineering fees

11.4.1

In case of design amendments, decrease or increase of engineering amount, changes of work’s quality required by Party A, similar to original one stipulated in the Contract, the expenses of increase or decrease shall be calculated according to original unit price, or by taking original one as calculating guideline.

	11.4.2	If Party A aren’t willing to calculate and price engineering amount by using actual works, temporary labor shall be applied, with temporary labor unit price in RMB 70/day/person.

11.4.3

If the unit price applied in new project couldn’t subject to contracting unit price, nor take a reference from original one, both parties agree the new pricing shall subject to Consumption Standards for Installation Engineering in Shen Zhen 2003 and pricing recommended by Shen Zhen Government, with a down of 3% of total project price. If Party B wouldn’t accept such price, Party A might commission this project to other company, so do the engineering expenses. On the contrary, Party B shall pay a damages to Party A at base of 20% of such project, and such damages and relevant expenses would be withdrawn by Party A directly from engineering scheduled payment.

11.4.4

Upon required by Party A, Party B shall, within 14 days following Party A’s notice in written, submit detailed calculation means regarding budget for expense amendments to Party A for review and confirmation, such calculation means shall include detailed analysis applied.

11.5

Party B’s Claim: Party B shall hold responsibility to collect and protect claiming evidence if there would be or there is a claim. Party B shall, within 14 days following event that might cause a claim, show its desire for claim; and then Party B shall, within the reasonable period following finding out calculation means for claim, submit detailed claiming information and evidences. The claim, to which Party B fail to show its desire or submit its documents in time, or without sufficient evidence, wouldn’t be accepted.

11.6

Party A and Party B have considered the following expenses occurred from contracting construction plan (including design amendments and additional engineering) when they determine the contracting unit price and so on: each kind of dismantlement and displacement expenses (including temporary structures), other expenses for ensure contractual project term, protection of finished products, protection of site, independent safe measures of stopping supply of water and electricity, clearing fees on site, un-predictable fees and risk fees, and other proper measure to ensure normal operation on site. All expenses above have been considered when determining contracting unit price.

11.7

Expenses for Coordination between Party B and general contractor: If necessary, Party B shall work under a general contraction management and cooperate with general contractor. For such general contraction management, Party B shall pay 1.5% (including tax) of total contractual cost (excluding equipment fees) as coordination expense. Party B shall execute a coordination agreement with general contractor and pay such expense directly to general contractor.

11.8	Principles for review of settlement edition

	11.8.1	Engineering settlement letter must be compiled according to the formation agreed by this contract.

11.8.2

Settlement of amendments and confirmation must be sorted and totaled according to their respective code, meanwhile, Party B must provide Party A with calculation draft of engineering amount amendments.

11.8.3

Party B shall, within 25 days following completion, submit completion documents and detailed settlement data to Party A. If necessary, Party B shall cooperate with consulting company regarding settlement review. Party A shall, within 50 days following receiving such settlement data (including the period during which Party B review the settlement with Party B, or consultation company commissioned by Party A), complete the settlement review and send it back to Party B for confirmation. The settlement letter, which is confirmed by both Party A and Party B (including consultation company), would be regarded as the effective evidence for project cost settlement.

11.8.4

The settlement letter of project completion must be compiled with according to the requirements agreed by both parties in the contract or stipulated in budget and settlement regulations of Shen Zhen. Party B shall, within term limitation agreed by both parties, submit completed and qualified settlement data, including truly and effective completion drawings (such drawing are used rather for settlement purpose than completion checking acceptance documents handover by Party B), compiled design amendments, notices from Party A, qualified site confirmation letters, relevant price and amount calculation, site pictures, completed calculation letter of engineering amount, completed settlement letters. Meanwhile, calculation for engineering amount and price shall accompany with a digital version, and settlement letters must be compiled with in the formation agreed by both parties in the contract.

		11.8.5	Cost settlement is sorted as 4 parts:

		-	Cost originally agreed in the contract;

		-	Deleting the part in the contract but un-constructed;

		-	Cost for design amendments, increase and decrease of engineering.

		11.8.6	Party B shall, when violating above clauses, pay penalty RMB 500 to Party A each time.

12	Review and Confirmation of Engineering Amount

12.1

Party A shall calculate the engineering amount stipulated in the contract and completed by Party B on site, while Party B must cooperate with Party A for such calculation. Party A might calculate the engineering amount by its own should Party B have no any reasonable cause for its absence, and such calculation result may be regarded as effective and used as evidence for payment of project cost.

12.2

Representatives from Party A might ignore the engineering amount, if such amount resulted from Party B’s construction beyond the stipulated scope and without any confirmation for amendments, or re-construction due to Party B’s own errors.

	12.3	Engineering amount which doesn’t satisfy engineering quality standards shall not be classified as calculation scope.

12.4

The correspondences such as engineering letter, instruction, notice, memo and so on couldn’t be used as effective calculation evidence on their own, they may become effective only have the site execution and actual engineering amount been done , reviewed and confirmed in time.

12.5

The amendment document could become effective only under the condition that such document must be signed personally by the person in charge of amendment applicant (or designer), project supervisor, top authority of building company, as well as officially sealed by amendment applicant (or designer). Otherwise, Party A might not calculate the increased engineering amount, all consequences from this shall be borne by Party B.

12.6

The confirmation on site shall not be prepared prior to execution of such event; such confirmation shall be prepared within 7 days following such event. The event that isn’t confirmed within stipulated period would be regarded as abandoning calculation intentionally; accordingly, the right to resource is lost completely. All confirmation on site could become effective calculation evidence only under the condition that such document must be signed personally by the person in charge and respective handler of constructor, project supervisor, top authority of building company, as well as officially sealed by the above mentioned.

12.7

The engineering correspondences, pricing list and confirmation on site handled by Party B, which may cause a cost increase, shall be remarked with reasons. The description of words and pictures shall be truly, completed, clear and able to satisfy pricing calculation requirements, and shall be sighed by hander and project superintendent, and officially sealed. Such documents shall accompany by their supported data (such as relevant construction drawings, design amendments, notice from Party A, product information and so on) and in 4 copies, and shall be submitted to Party A for review within 7 working days following such event. Party A may refuse to accept and confirm such documents submitted if they fail to satisfy the requirements listed above.

12.8

Party B couldn’t, during the construction, change the construction organization documents (or construction plan) once confirmed by Party A on its own. If it is a must to change the original construction documents, Party B shall get a comments signed by supervision engineer firstly, and then the approval from Party A, until now Party B may effect the amendments and prepare relevant confirmation on site in time, in order to use such confirmation as calculation evidence.

13	Payment of Contractual Pricing

13.1

Party A shall, within 7 days following execution of this contract, pay Party B 25% of total contractual price; Party B will deliver all system software upon arrival of such payment. This payment will be regarded as the payment by Party A for software, and the remaining software cost will be settled together with equipment cost.

13.2

Party A shall, within 7 days after Party B deliver all equipment for Area C to Party A’s site with Party A’s check and acceptance, pay Party B 60% of such part of contractual price. Party A shall, within 7 days after Party A has finished installation of Area C equipment and debug and displacement from site, pay up to 85% of such part of contractual price. 90% of such part of contractual price shall be paid at the end of the following sixth month. It is required that all installation shall be finished at the end of the 10th month except some special part unable to install, up to 97% of such part of contractual price shall be paid. The remaining 3% shall be paid off until the guarantee period free of charge expires.

	13.3	Party A shall pay surcharge based on the interest issued by the People’s Bank of China should Party A delay to pay without reasonable cause.

	13.4	Party B shall provide Party A with relevant legal and full value taxation invoice for each payment.

14	Installation and Debug of System

14.1

Party B shall hold responsibility for installation and debug of system. Party B shall, within 3 days following the execution of this contract, cooperate with civil work general contractor in time to properly pre-embed and pre-allow according to construction drawings provided by Party A, so as to ensure installation quality satisfying relevant standards in design and construction specifications.

14.2

Party B shall, during installation and debug of system, protect the original buildings and structures as well as pipelines and equipment. Without permission from Party A, Party B shall not intentionally remove original structure, pipeline and equipment, otherwise, all damages and accidents resulted from Party B’s activity shall be borne by Party B (including compensation). Or even with permission from Party A, if the damage results from misuse Party B shall hold responsibility to repair or compensate at original price.

14.3

Party B must construct according to standards, specifications stipulated by industry authorities as well as the construction drawings and technical instructions in this project. Party B shall, at anytime, cooperate with the inspection by Party A’s representatives or assigners, and provide all necessary convenience. Required by Party A’s representatives or assigners, Party B shall re-work and correct in accordance with their instructions, and shall bear all expenses and responsibility for contract breach resulted from work stopping, rework and correction because engineering quality doesn’t meet specification, standard, example and technical instructions, as well as self-purchased materials fail to meet quality standards or other reasons, and contractual term remain the same even under above situations.

14.4

Party B shall, until completely get through all checking acceptance formalities, hold responsibility to organize completion checking acceptance (including determine the items of checking acceptance, so as to ensure the project meet the quality checking acceptance standards issued by present administrative departments ) after the installation and debug of system is finished as well as the equipment begin to run normally without any trouble. The project will be regarded as been handover to Party A if Party A fail to accept the project within 15 days following checking acceptance formalities granted.

15	Completion Checking Acceptance and Project Handover

15.1

Completion checking acceptance shall subject to present checking acceptance specifications, enforced standard regulations, technical code, industry standards, relevant stipulations and so on. (Engineering checking acceptance shall subject to assessments of sub-contracting engineering/materials checking acceptance presented by engineering department of Party A)

15.2

Party B shall, when it considers the works has satisfied the requirements of completion checking acceptance, 3 days prior to checking acceptance, submit full data needed and application for completion checking acceptance to Party A. Party A shall, upon receiving the application and consider it proper to checking acceptance, organize checking acceptance immediately. The preliminary inspection team consisted of Party A, project supervisor and property managing company shall carry out a all-round checking acceptance.

	15.3	The checking acceptance must qualify the relevant assessment standards, otherwise, the relative clauses in the contract shall be applied.

	15.4	Party B shall, within 15 days following checking acceptance, handover full completion materials and data regulated and relevant digital information to Party A.

15.5

Party B shall hold responsibility to maintain the project prior to its handover into Party A. All repairing expenses resulted from misusing shall be borne by Party A should Party A run the works of this project in advance.

15.6

Both parties shall carry out handover formalities following checking acceptance, no party shall reject to accept or handover without reasonable cause. Party B shall demobilize from site of this project in time, and bear all responsibility to compensate Party A fully resulted from intentional unreasonable handover and lead Party A to a economical loss.

16	Guarantee of Quality Faults

	16.1	Guarantee responsibility of engineering quality faults

16.1.1

Party B shall, within 2 days following notify of repair, send relevant technician to repair the faults which belong to guarantee scope. Party A could commission the others to repair the faults, repairing fees deleted from quality fault guarantee funds.

16.1.2

Party B shall, upon receiving emergent repairing notice, shall arrive at site immediately for emergent repair. Party A shall bear the emergent repairing fees if the accident not resulted from Party B’s construction quality.

16.1.3

All quality safety problems shall be reported to administrative departments immediately according to Measures on Guarantee Repairing of Quality Problems in House Building, meanwhile relative safety and precaution measures shall be adopted. Original design institute or those who have the same competent shall propose the repairing plan, and Party B shall hold responsibility to repair and maintain.

16.2	Repairing fees of engineering quality faults: The repairing fees of engineering quality faults shall be borne by the party who hold responsibility to such quality faults.

16.3

Guarantee period of engineering quality faults: The guarantee period of engineering quality faults is 2 years since the date of completion checking acceptance. (the small sub-contracting engineering guarantee repairing assessment presented by property managing company of Party A shall be subjected to following the guarantee period)

16.4

Repairing funds of engineering quality faults: The repairing funds of engineering quality faults for this project is 3% of construction contractual settlement cost, which is withdrawn from settlement cost. The repairing funds shall be paid off one time within 1 month following guarantee period of engineering quality faults. Interest for the repairing funds of engineering quality faults is 0.

16.5	Party B’s repairing responsibility during the guarantee period couldn’t be exempted even if Party A returns back the funds to Party B.

16.6

Party B shall, during the guarantee period free of charge, promise to touring inspect its works each quarter each year and finish the repairing within 24 hours following its arrival at site under any conditions, ensuring the system to run normally. Otherwise, Party A has right to commission other company or staff to repair, with expenses deleted from quality guarantee funds provided by Party B, and Party B shall pay the rest of repairing fee if such funds is not sufficient.

16.7

Party B promise to provide paid life-long and periodic touring inspection and teach Party A the maintaining technologies after guarantee period free of charge. Party B shall, within 24 hours upon receiving Party A’s notice of equipment faults, tackle the equipment troubles. Only parts fees could be collected by Party B if the parts need to be changed, without repairing fees.

17	Safe Construction

17.1

Party B shall, according to relative stipulations issued by labor departments of Guangdong province and Shen Zhen city, as well as administrative department of building industry, adopt strict measures for safety protection and fire proof, and bear responsibility and fees due to property loss and injury or death accidents resulted from its own reason. In term of property loss and injury or death accidents not resulted from Party A or Party B, Party A shall bear property loss, Party B bear injury or death accidents in the side of Party B.

17.2

Party B shall, in case of critical accidents of injury or death, report such accidents to relevant administrative departments and representative of Party A, meanwhile tackle it according to relevant requirements of government department; Party A shall provide necessary conditions for rescue.

17.3

Party B shall, when working inside buildings not empty or under use, formulate perfect measures for safety protection and fire proof, ensure the safety of property and personnel inside the house, and submit it to the representative of Party A for review.

18	Force Majeure

	18.1	Assessing standards for force majeure

		18.1.1	Earthquake over Class 6

		18.1.2	War, riots, dropping of airplane

		18.1.3	Blast occurred not because of Party A or Party B

18.2

Party B shall, in case of above force majeure, immediately report to Party A the situation of accident, and within 3 months after above accident ends, report to Party A loss and expenses for handling and repairing.

	18.3	Expenses and responsibilities resulted from force majeure shall be borne respectively by both parties:

		18.2.1	Party A shall bear the responsibility of building damage.

		18.2.2	Injury & death and facility loss shall be borne respectively by each relevant party.

19	Engineering Insurance

19.1

If Party A and Party B consider it is necessary to cover insurance on construction site, Party A shall hold responsibility to cover the life and property insurance for buildings and personnel from Party A and the third party, and pay all relevant expenses.

19.2

Party B shall cover life and property insurance for the staff or Party B and sub-contractor as well as machinery on construction site and pay all relevant expenses. Party B shall cover its own insurance of each kind if it needs to work inside a buildings un-empted.

19.3

If accident occurs after insurance covering, Party B shall, within 14 days following such accident, provide Party A with a report regarding loss situation and price evaluation in building works (buildings). If such accident continues to influence the site, Party B shall report to relevant parties once every 7 days since the 14th day following the first report.

20	Dispute

20.1

Party A and Party B shall, in case of dispute during execution of contract, reach a reconciliation or require the administrative department’s mediation. Parties to the contract shall, if they aren’t willing to reconcile or mediate, or couldn’t reach a reconciliation or mediation, file a suit to the people’s court in Shen Zhen with a jurisdiction.

	20.2	Party A and Party shall continue to execute the contract; the works must continue and the finished one protected well even if there exists a dispute, except the followings:

		20.2.1	The contract couldn’t be executed truly.

		20.2.2	Both parties reach an agreement of shut down.

		20.2.3	Both parties accept the mediation that requires a shut down.

		20.2.4	Court requires a shut down.

21	Contract Breach

21.1

Unless both parties reach an agreement of terminating contract or contract becomes un-implemented due to contract breach by one party, the party breaching contract shall continue to implement the contract after it tackles the contract breaching.

21.2

If the contract becomes un-implemented because of contract breach by one party; the other party, which is willing to terminate or release contract, shall notify the party of contract breaching in written. The party breaching contract must, within 7 days following receiving such notice, give a reply. It would be regarded as a consent to terminate or release contract if t no reply from the party breaching contract for over 7 days, and such party shall bear the responsibility of breaching contract.

21.3

The damages or compensation fees paid by Party B in accordance with the contract shall be deducted from contractual cost, and Party B shall, within 10 days following contract breaching, pay off the rest of such damages or compensation fees, otherwise, it would be regarded as working term delay.

22	Release of Contract

	22.1	Party A is entitled to release or terminate the contract under the followings:

		22.1.1	Party B sub-contract any part of this project out at its own without Party A’s consent in written.

		22.1.2	Party B transfer-contract any works of this project by any means.

		22.1.3	Critical quality accident resulted from Party B

22.1.4

Party B fail to manage the construction as required, and disobey the instructions from Party A or general contractor, or cooperation between general and sub contractors is poor, and there is no improvement within 15 days following Party A’ Improvement Notice in written.

22.1.5

Party B disobeys the instructions from Party A, or its construction doesn’t satisfy the requirements in contract or specifications, and there is no improvement within deadline following a improvement instruction in written.

22.1.6	Party B bribes or threatens with violence staff from Party A.

22.1.7	Contract becomes unable to be implemented due to mistakes or responsibility of Party B.

22.1.8	Working term delays compensation fees payable has been up to legal limitation because Party B delay finishing works.

22.1.9	Party B comes to bankruptcy except the purpose of reorganization or reunion.

Occurring of any one item above mentioned may entitle Party B to release contract without instructions.

22.2	Party B’s responsibility following termination or release of contract

22.2.1

Party B shall, within 10 days following receiving the notice of releasing or terminating contract issued by Party A, sort up and handover all documents and data like constructional documents, records, design documents (including amendment designs), noticed to Party A. Party A is entitled to detain Party B’s equipment, materials, temporary works and all facilities. Party B shall demobilize all equipment, materials, facilities which Party A notified in written it doesn't need them anymore outside site within 15 days following receiving notice of contract releasing or terminating. Party B shall pay Party A damages 1‰ of total contractual price each day over deadline, and bear the possible responsibility of Party A to compensate to others.

22.3

Party B shall list all works finished prior to the date of contract releasing or terminating and confirmed by Party B, together with all equipment, facilities and materials which Party A declared it need them, accompanying with their price evaluations. Such list shall be submitted to Party A for review, and Party A would pay Party B according to the pricing rules in the contract.

22.3.1

Party B shall hold responsibility to pay all repairing fees and damages resulted from Party B’s faults, or other preparation and cleaning fees of other sub-contractors, as well as other additional fees resulted from contract termination. Such fees would be deducted from Party A’s settlement payment to Party B, or regarded as a debt which Party B owes to Party A.

22.4	Party B is entitled to release the contract under the followings:

	22.4.1	Contract becomes unable to be implemented due to force majeure.

	22.4.2	Construction shut down resulted from Party A.

	22.4.3	The effectiveness of contract regarding settlement and clearing isn’t influenced even if the contract is released.

23	Validation and Termination of Contract

23.1

Party B shall, prior to execution of this contract, present Party A with its Qualification Certificate, Business License, yearly inspection certification of this year, certification of legal representative, commission letter by legal representative and other relevant documents, and ensure all such certificates muse be true, legal and full. Furthermore, Party B may not trans-contract or sub-contracts any works of this contract by any means without Party A’s consent. Otherwise, all consequences resulted from such activity (the loss caused to Party A, if any) shall be borne by Party B on its own.

23.2

Both parties shall guarantee that all official seals, legal representatives (or their agents), mail addresses, telephone numbers and fax numbers listed in the contract are true and effective, any amendments of such above mentioned shall be notified in written to each other. If any documents and notice in written from any party couldn’t be signature received by the other party, such documents and notice shall be sent to the other party by registration means, and regarded as arrived 2 days following the date sealed by post office where the receiver located. Both parties agree that, after the contract become effective, the document and notice send and receiving would be in charged of by Staff of Engineering Department of Party A Zhilan Lai and Xia Kang, Person in Charge on site of Party B Weibing Wang.

23.3

The contract will become effective so long as legal representatives or their agent from Party A and Party B execute it with an official seal. The contract become terminated upon all obligation stipulated in the contract are all fulfilled.

	23.4	Appendixes attached to the contract are the important and un-separated part of the contract, holding same legal effectiveness with the contract.

	23.5	The future affairs may be agreed and negotiated between both parties by executing additional agreement or conference memo, which hold the same legal effectiveness with the contract.

24	Copies of Contract and the others

	24.1	This contract is produced in 4 copies, Party A and Party B shall hold 2 respectively, each copy holds the same legal effectiveness.

	24.2	Persons in Charge on site and their telephone numbers:

Party A: Sichuan Zhu            Gang Chen
Party B: Weibing Wang

The followings are signature part:

Party A (Seal):	Party B (Seal):
Legal Representative.	Legal Representative:Mingchun Zhou
Authorized Agent:	Authorized Agent:

Date of Signature: November 17, 2008

Place of Signature: Shang Mei Lin, Futian District, Shen Zhen

List of Quantities (Quote Format) for Visual Intercom System of St. Moritz C Zone

List of Quantities (Quote Format) for Visual Intercom System of St. Moritz C Zone

No	Equipment name	Brand	Origin	Model//Number	Specification//Technical Data	Unit	Qty	Unit Price	Amount	Note
1	System Equipment
A	Wall Phone	Skyrise	Shenzhen	XP882C10W-IC	10.4 Inches Color LCD, DC 12W	Set	3	2600,00	7800,00	Adopt the model used in A & B Zone
	Skyrise digital door mechanical control software V1.2	Skyrise	Shenzhen			Suite	3	2600,00	7800,00
B	Digital indoor host machine	Skyrise	Shenzhen	XP866C10PTI	10.2 Inches Color Digit Touch Screen, DC 12W	Set	42	3080.00	129360.00	Multi house type host machine
	Skyrise digital indoor mechanical control software V 1.6	Skyrise	Shenzhen			Suite	42	1500.00	63000.00
C	Digital indoor host machine	Skyrise	Shenzhen	XP865C7PTI	7 Inches Color Digit Touch Screen, DC 12W	Set	841	1030.00	866230.00	Indoor host machine
	Skyrise digital indoor mechanical control software V 1.6	Skyrise	Shenzhen			Suite	841	1050.00	1261500.00
D	Digital indoor secondary machine	Skyrise	Shenzhen	XP865C7PTI	7 Inches Color Digit Touch Screen, DC 12W	Set	42	1030.00	42260.00	Multi house type machine
	Skyrise Digital Indoor Machine Control Software V 1.6	Skyrise	Shenzhen			Suite	42	1050.00	63000.00
E	Basement door gate control machine	Skyrise	Shenzhen	IP882C4DG-IC	4 Inches Color Digit Touch Screen, DC 18W	Set	49	1750.00	85750.00
	Skyrise digital indoor mechanical control software V 1.2	Skyrise	Shenzhen			Suite	49	2600.00	127400.00

F	First floor cellular gate control hall	Skyrise	Shenzhen	XP882C19D-IC	19 inches Color Digit Touch Screen DC 18W	Set	22	5150.00	113300.00	First floor hall gate machine, excluding mount set
	Skyrise digital door mechanical control software V1.2	Skyrise	Shenzhen			Suite	22	2600.00	57200.00
G	Intercom central management machine	Skyrise	Shenzhen	XP880C5M	5.6 inches Color Digit Touch Screen	Set	1	5000.00	5000.00	One door machine and one power
H	Cellular door machine power	Skyrise	Shenzhen	XP12S3A	DC 12 V 3 A	Set	71	80.00	5680.00	Four door Machines and onep ower
I	Indoor machine power	Skyrise	Shenzhen	XP18V8A	DC 18 V 8A	Set	232	320.00	74240.00
J	System management power	Compatibles	Shenzhen		Core Duo E2160,10 MB,160G Hard Drive	Set	1	5000.00	5000.00
K	Computer monitors	Samsung	Korea	934NW	19 inches, black and white response time 5 ms, resolution 1400*900	Set	1	1800.00	1800.00
L	Management software	Skyrise	Shenzhen	XP880S#	See instructions	Suite	1	0.00	0.00
	Equipment subtotal					RMB			291732.00
2	System pipelines and others
M	netting twine	Aipu-waton	Shanghai	UTP-8E	14 meters for Every terminal and alarm signal wire on average, 28 meters for every terminal power cord	Meter	1400 00	2.60	36400,00
N	Power cord	Aipu-waton	Shanghai	RVV2+1.0	14 meters for Every terminal and alarm signal wire on average, 28 meters for every terminal power cord	Meter	2800 00	2.90	81200,00
O	Alarm signal wire	Aipu-waton	Shanghai	AVV3C+0.3	14 meters for Every terminal and alarm signal wire on average, 28 meters for every terminal power cord	Meter	1400 00	3.80	53200.00

	subtotal				170800.00
(1)	Total sum(A- O)		A+...O		3088120.00
(2)	Construction installation material	Including but not limited in adhesive plaster, thrum jacket tube, ribbon, etc.	(1)*0.5%	0.5%	15440.60
(3)	Testing fees of construction installation		(1)+(2)*6%	6.0%	186213.64
(4)	Construction tax	Tax included	(1)+(2)+(3)*0%	0.00%	0.00
(5)	Total construction cost	(5)= (1)+(2)+(3)+(4)	(1)+(2)+(3)+(4)		3289774.24
Notes: 1 This quote does not include the mount set of the first floor hall gate control machine 2, Terms of payment in this quote is cash on deliver.